Exhibit 99.1

PRIMERICA REPORTS SECOND QUARTER 2016 RESULTS

14% growth in life insurance policies issued

11% increase in life insurance licensed representatives to 112,365

31% growth in diluted EPS to $1.23; 27% growth in diluted operating EPS to $1.19

19.9% net income return on stockholders’ equity (ROE) and 20.2% net operating income return on adjusted stockholders’ equity (ROAE)

Duluth, GA, August 8, 2016 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended June 30, 2016.  In the second quarter, total revenues increased 8% to $379.2 million and operating revenues increased 7% to $375.8 million compared with the second quarter of 2015.  Net income grew 21% to $59.3 million and net operating income grew 17% to $57.1 million from the prior year period. Solid earnings combined with ongoing share repurchases drove a 31% increase in net earnings per diluted share to $1.23 and a 27% increase in net operating earnings per diluted share to $1.19 compared with the prior year period.  ROE expanded to 19.9% and operating ROAE expanded to 20.2% in the current period versus 16.1% and 17.0%, respectively, in the second quarter of 2015.

Results reflect the continued momentum in the Term Life business as well as the seasonally strong trends historically experienced in the second quarter.  Ongoing growth in Term Life issued policies combined with strong second quarter persistency led to a 14% increase in Term Life net premiums year-over-year.  Claims experience was below both historical levels and the modestly unfavorable levels experienced in the prior year period.  Investment and Savings Product sales and average client asset values were lower than the prior year period while sales increased on a sequential quarter basis during the IRA season.

Glenn Williams, Chief Executive Officer said, “We continue to see strong performance throughout our business.  Our sales force leaders delivered distribution growth and strong life insurance productivity in the second quarter.  Recruiting and licensing momentum continued resulting in 11% growth in the size of our life insurance licensed sales force year-over-year to 112,365 representatives.  Term Life insurance policies issued increased 14% and our Investment and Savings Products performed well despite the uncertainty in the market.  EPS and ROE grew significantly through earnings and ongoing share repurchases.”

Distribution & Segment Results

Distribution Results
	Q2 2016	Q2 2015	% Change	Q1 2016	% Change

Life Licensed Sales Force (1)	112,365	101,008	11%	108,220	4%
Recruits	65,273	60,246	8%	63,427	3%
New Life-Licensed Representatives	12,171	10,439	17%	9,666	26%
Life Insurance Policies Issued	77,384	68,097	14%	66,376	17%
Life Productivity (2)	0.23	0.23	*	0.21	*
ISP Product Sales ($ billions)	$1.47	$1.57	(6)%	$1.38	7%
Average Client Asset Values ($ billions)	$48.94	$49.66	(1)%	$46.65	5%

(1) End of period

(2) Life productivity equals Policies issued divided by the average number of life insurance licensed representatives per month

* Not calculated

Segment Results
	Q2 2016	Q2 2015	% Change	Q1 2016	% Change
	($ in thousands)
Operating Revenues: (1)
Term Life Insurance	$210,679	$184,389	14%	$206,277	2%
Investment and Savings Products	132,693	135,081	(2)%	125,035	6%
Corporate and Other Distributed Products	32,432	30,450	7%	32,433	*
Total operating revenues (1)	$375,804	$349,920	7%	$363,745	3%

Operating Income (loss) before income taxes: (1)
Term Life Insurance	$58,017	$44,689	30%	$46,078	26%
Investment and Savings Products	36,065	37,746	(4)%	31,691	14%
Corporate and Other Distributed Products	(5,642)	(6,207)	(9)%	(6,774)	(17)%
Total operating income before income taxes (1)	$88,440	$76,228	16%	$70,995	25%

(1) See the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations at the end of this release for additional information.

Life Insurance Licensed Sales Force. Strong recruiting and licensing trends in recent quarters drove 11% year-over-year growth in the life insurance licensed sales force to 112,365 representatives at the end of the second quarter.   Second quarter recruiting of new representatives increased 8% and new life insurance licenses grew 17% from the year ago period.  On a sequential quarter basis, recruiting increased 3% and new life insurance licenses grew 26% reflecting recent recruiting levels.

Term Life Insurance.  In the second quarter of 2016, term life insurance policies issued increased 14% year-over-year driven by the larger life insurance licensed sales force and seasonally strong productivity at .23 policies per life insurance licensed representative per month.  Term Life revenues increased 14% to $210.7 million compared with the year ago period reflecting a 14% increase in net premiums from ongoing growth in issued policies.  Income before income taxes grew 30% to $58.0 million year-over-year.  Second quarter claims experience was approximately $2 million below historical levels while claims experience in the year ago quarter was unfavorable by approximately $1 million.  Favorable persistency experience contributed approximately $1 million to the segment’s income before income taxes in the second quarter of 2016.

Investment and Savings Products (ISP).  In the second quarter, the ISP segment was impacted by uncertainty in the markets as well as by industry-wide weakness in variable annuity sales.  ISP revenues decreased 2% to $132.7 million and income before income taxes declined 4% to $36.1 million compared with the year ago period.  Results reflect a 6% decline in product sales to $1.47 billion primarily due to 20% lower variable annuity sales year-over-year.  Average client asset values of $48.9 billion were consistent with the prior year period while account-based revenue increased 6%. Positive Canadian segregated fund market performance in the second quarter of 2016 led to deceleration of DAC amortization which contributed to $1.2 million lower DAC amortization year-over-year.

Corporate and Other Distributed Products (C&O).  The C&O segment operating revenues were $32.4 million, and operating losses before income taxes were $5.6 million in the second quarter of 2016.  Results were impacted by a modest increase in insurance and other expenses primarily reflecting higher employee-related expenses partially offset by a $1.5 million reduction in the interest expense on an IPO related reinsurance agreement.  Net investment income benefited from an approximately $1 million positive mark-to-market on the deposit asset backing an IPO related reinsurance agreement which offset the continued pressure on the portfolio yield.  The invested asset portfolio experienced price improvements with net unrealized gains increasing from $74.9 million at March 31, 2016 to $105.2 million at quarter-end due to a steep decline in interest rates and slightly tighter credit spreads during the period.

Capital
Primerica repurchased $40.6 million or approximately 800,000 shares of its common stock in the second quarter and repurchased $90.5 million, or 2.0 million shares year-to-date through June.  Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be approximately 430% as of June 30, 2016.

Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present adjusted direct premiums, other ceded premiums, operating revenues, operating income before income taxes, net operating income, adjusted stockholders’ equity and diluted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering for all periods presented.  We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business.  Operating revenues, operating income before income taxes, net operating income, and diluted operating earnings per share exclude the impact of realized investment gains and losses, including other-than-temporary impairments (OTTI), for all periods presented.  We exclude realized investment gains and losses in measuring operating revenues to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains and losses and other factors prior to an invested asset's maturity that are not directly associated with the Company's insurance operations.  Adjusted stockholders' equity excludes the impact of net unrealized investment gains and losses recorded in other comprehensive income (loss) for all periods presented.  We exclude unrealized investment gains and losses in measuring adjusted stockholders' equity as unrealized gains and losses from the Company's invested assets are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an invested asset matures or is sold.

The definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the results as reported under GAAP.  Reconciliations of non-GAAP to GAAP financial measures are attached to this release.

Earnings Webcast Information
Primerica will hold a webcast Tuesday, August 9, 2016 at 10:00 am EDT, to discuss second quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements
Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; changes to the independent contractor status of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations or the failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality, persistency, expenses and interests rates as reflected in the pricing for our insurance policies; the occurrence of a catastrophic event that causes a large number of premature deaths of our insureds; changes in federal and state legislation, including other legislation or regulation that affects our insurance and investment product businesses, such as the DOL’s recently adopted rule defining who is a “fiduciary” of a qualified retirement plan as a result of giving investment advice; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio; incorrectly valuing our investments; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; the failure of, or legal challenges to, the support tools we provide to our sales force; heightened standards of conduct or more stringent licensing requirements for our sales representatives; inadequate policies and procedures regarding suitability review of client transactions; the failure of our investment products to remain competitive with other investment options or the change to investment and savings products offered by key providers in a way that is not beneficial to our business; fluctuations in the performance of client assets under management; the inability of our subsidiaries to pay dividends or make distributions; our inability to generate and maintain a sufficient amount of working capital; our non-compliance with the covenants of our senior unsecured debt; legal and regulatory investigations and actions concerning us or our sales representatives; the loss of key personnel; the failure of our information technology systems, breach of our information security or failure of our business continuity plan; and fluctuations in Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.
Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insured approximately 5 million lives and have over 2 million client investment accounts at December 31, 2015. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:
Kathryn Kieser
470-564-7757
Email: investorrelations@primerica.com

Media Contact:
Keith Hancock
470-564-6328
Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	June 30, 2016 (1)	December 31, 2015
	(In thousands)
Assets:
Investments:
Fixed-maturity securities available-for-sale, at fair value	$1,726,774	$1,731,459
Fixed-maturity securities held-to-maturity, at amortized cost	431,000	365,220
Equity securities available-for-sale, at fair value	49,040	47,839
Trading securities, at fair value	8,012	5,358
Policy loans	30,817	28,627
Total investments	2,245,643	2,178,503
Cash and cash equivalents	213,091	152,294
Accrued investment income	16,100	17,080
Due from reinsurers	4,147,284	4,110,628
Deferred policy acquisition costs, net	1,619,236	1,500,259
Premiums and other receivables	213,329	188,886
Intangible assets, net	56,617	58,318
Income taxes	30,844	35,067
Other assets	351,340	304,356
Separate account assets	2,311,124	2,063,899
Total assets	$11,204,608	$10,609,290

Liabilities and Stockholders’ Equity:
Liabilities:
Future policy benefits	$5,581,043	$5,431,711
Unearned premiums	560	628
Policy claims and other benefits payable	235,265	238,157
Other policyholders’ funds	351,740	356,123
Notes payable	372,735	372,552
Surplus note	430,233	364,424
Income taxes	199,985	148,125
Other liabilities	422,556	416,417
Payable under securities lending	91,901	71,482
Separate account liabilities	2,311,124	2,063,899
Total liabilities	9,997,142	9,463,518

Stockholders’ equity:
Common stock	466	483
Paid-in capital	102,825	180,250
Retained earnings	1,040,860	952,804
Accumulated other comprehensive income (loss), net of income tax:	63,315	12,235
Total stockholders’ equity	1,207,466	1,145,772
Total liabilities and stockholders’ equity	$11,204,608	$10,609,290

(1) Unaudited.

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended June 30,
	2016	2015
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$612,189	$588,248
Ceded premiums	(406,683)	(406,854)
Net premiums	205,506	181,394
Commissions and fees	136,902	139,150
Net investment income	20,389	19,075
Realized investment gains (losses), including OTTI	3,440	597
Other, net	13,007	10,301
Total revenues	379,244	350,517

Benefits and expenses:
Benefits and claims	88,984	82,521
Amortization of deferred policy acquisition costs	38,720	36,384
Sales commissions	70,146	71,499
Insurance expenses	33,026	28,744
Insurance commissions	4,472	4,145
Interest expense	7,178	8,642
Other operating expenses	44,838	41,757
Total benefits and expenses	287,364	273,692
Income before income taxes	91,880	76,825
Income taxes	32,554	27,652
Net income	$59,326	$49,173

Basic earnings per share:
Basic earnings per share	$1.23	$0.94
Diluted earnings per share	$1.23	$0.94

Shares used in computing earnings per share:
Basic	47,658	51,787
Diluted	47,708	51,812

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended June 30,
	2016	2015	% Change
Operating revenues	$375,804	$349,920	7%
Realized investment gains (losses), including OTTI	3,440	597
Total revenues	$379,244	$350,517	8%

Operating income before income taxes	$88,440	$76,228	16%
Realized investment gains (losses), including OTTI	3,440	597
Income before income taxes	$91,880	$76,825	20%

Net operating income	$57,104	$48,791	17%
Realized investment gains (losses), including OTTI	3,440	597
Tax impact of reconciling items	(1,218)	(215)
Net income	$59,326	$49,173	21%

Diluted operating earnings per share (1)	$1.19	$0.93	27%
Net after-tax impact of operating adjustments	0.04	0.01
Diluted earnings per share (1)	$1.23	$0.94	31%

(1) Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended June 30,
	2016	2015
Adjusted direct premiums	$281,350	$247,889
Premiums ceded to IPO coinsurers	322,767	331,984
Direct premiums	$604,117	$579,873
Other ceded premiums	$(81,725)	$(72,227)
Premiums ceded to IPO coinsurers	(322,767)	(331,984)
Ceded premiums	$(404,492)	$(404,211)
Net premiums	$199,625	$175,662

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended June 30,
	2016	2015
Operating revenues	$32,432	$30,450
Realized investment gains (losses), including OTTI	3,440	597
Total revenues	$35,872	$31,047

Operating loss before income taxes	$(5,642)	$(6,207)
Realized investment gains (losses), including OTTI	3,440	597
Loss from continuing operations before income taxes	$(2,202)	$(5,610)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	June 30, 2016	December 31, 2015
Adjusted stockholders' equity	$1,139,060	$1,113,736
Unrealized net investment gains recorded in stockholders' equity, net of income tax	68,406	32,036
Stockholders' equity	$1,207,466	$1,145,772